Exhibit 15.1

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras St.
New Orleans, LA 70112

July 26, 2006

To the Board of Directors and Stockholders of Freeport-McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Freeport-McMoRan Copper & Gold Inc. 2006 Stock Incentive Plan of our report dated April 24, 2006 relating to the unaudited condensed consolidated interim financial statements of Freeport-McMoRan Copper & Gold Inc. that is included in its Form 10-Q for the quarter ended March 31, 2006.

Very truly yours,

/s/ Ernst & Young LLP